UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  January 20, 2012

SIMPLEPONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-21134	04-2893483
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

220 Congress Park Drive, Suite 304, Delray Beach, FL	33445
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(561) 330-3500

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 302	Unregistered Sales of Equity Securities.
Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation of Certain Officers.

On January 20, 2011 SimplePons, Inc. entered into a three year employment with Mr. Wei-Ken Seto to serve as our Chief Operating Officer. Mr. Seto, whose career has included significant experience in assisting companies in managing their growth, was an investor in SimplePons prior to joining our company. From March 2011 until joining SimplePons, he was serving as an independent finance consultant for several companies in the San Francisco-CA area. From September 2008 until February 2011 Mr. Seto was Director of Financial Planning and Analysis and Corporate Controller for Lumasense Technologies, Inc., a California-based provider of innovative temperature and gas sensing instruments for the energy, industrial, clean technology and commercial markets. From May 2008 until September 2008 he was a Finance Consultant for Integrated Media Management, Inc., a California-based ad-tracking company, where he assisted in developing financial models to forecast growth and profitability of the company’s Nielsen-alternative advertising-tracking business.  From December 2007 to May 2008, Mr. Seto was Vice President of Finance for NextStyle LLC, a California-based online apparel boutique retailer. From March 2002 until December 2007 he was employed by Zappos.com, Inc., an on-line footwear and apparel retailer, serving as Corporate Controller from March 2002 until June 2006 and Director of Treasury from July 2006 until December 2007.  From October 1998 until February 2002 Mr. Seto was an Audit Manager with Ernst & Young LLP in San Francisco CA and from July 1996 to October 1998 he was a Senior Staff Auditor with Ernst & Young in Singapore. Mr. Seto,38, is a certified public accountant and he received a Bachelors of Accountancy from Nanyang Technologies University in Singapore.

Under the terms of this agreement, we agreed to pay Mr. Seto an annual salary of $150,000. As additional compensation, we granted him options to purchase an aggregate of 3,000,000 shares of our common stock at an exercise price of $0.75 per share, which vest quarterly over three year beginning on August 1, 2012 over three years. Mr. Seto is entitled to participate in all benefit programs we offer our employees. The agreement, which contains an automatic yearly renewal provision, contains customary confidentially provisions. Mr. Seto’s employment may be terminated upon his death or disability and with or without cause. In the event we should terminate his employment upon his death or disability, he is entitled to his then current base salary for a period of three months from the date of termination and all vested options remain exercisable through the original terms of the options. In the event we should terminate the agreement for cause or if he should resign, he is entitled to payment of his base salary through the date of termination. At our option we may terminate his employment without cause. If we terminate him without cause within six months from the date of the agreement, he is not entitled to any compensation and all granted but unvested options immediately terminate. In the event we should terminate him without cause after the six month anniversary of the employment agreement, he is entitled to payment of his then base salary and bonus through the date of termination together with three months’ salary payable in a lump sum on the date of termination and all vested options remain exercisable through the original option term.

The issuance of the options was exempt from registration under the Securities Act of 1933, as amended, in reliance on an exemption provided by Section 4(2) of that act.  A copy of the employment agreement is filed as Exhibit 10.10 to this report.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.                                           Description

10.10	Executive Employment Agreement dated January 20, 2012 by and between SimplePons, Inc., a Delaware corporation, and Wei-Ken Seto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIMPLEPONS, INC.

Date: January 24, 2012	By:	/s/ Martin Scott
Martin Scott,Chief Financial Officer